Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 2 to the Registration Statement (No. 333-149202) on Form F-1/F-4 of Energy Infrastructure Merger Corporation of our report dated March 31, 2008, relating to our audit of the financial statements as of December 31, 2007 and for the year then ended and internal control over financial reporting as of December 31, 2007 of Energy Infrastructure Acquisition Corp. (a corporation in the development stage) appearing in the Registration Statement. Our report dated March 31, 2008 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern and an explanatory paragraph stating that we audited adjustments relating to the correction of errors in the 2006 financial statements. Our report dated March 31, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Energy Infrastructure Acquisition Corp. had not maintained effective control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/MCGLADREY & PULLEN, LLP
MCGLADREY & PULLEN, LLP
New York, New York
June 17, 2008